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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 6)

					Steakhouse Partners
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						857875108
						(CUSIP Number)

						March 31, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 11

CUSIP No. 857875108				13D				Page 2 of 11

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 857875108				13D				Page 3 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	PN, IA
----------------------------------------------------------------

CUSIP No. 857875108				13D				Page 4 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 857875108				13D			Page 7 of 11

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of Steakhouse Partners.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
	(b)	388 Market Street, San Francisco, CA  94111
(c)registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III.	(a)	RS Diversified Growth Fund is part of a Massachusetts Business
Trust.
	(b)	388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 857875108				13D			Page 8 of 11


ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. using working capital contributed by the Funds respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		0	0.0%
RS Investment Mgmt, L.P.		0	0.0%
RS Diversified Growth Fund		0	0.0 %

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 3,386,522 shares of Common Stock of the Issuer outstanding as of September 4, 2001.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 0 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 0 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 0 shares of the Issuer.

CUSIP No. 857875108				13D			Page 9 of 11

The following is a list of transactions by the filing parties in the last 60 days:

ACCT              DATE        SHARES      NET TRADE  TYPE

RS acct           02/20/2002       3100        155   open mkt sale
RS acct           02/20/2002       1200         60   open mkt sale
RS acct           02/20/2002        800         40   open mkt sale
RS acct           02/20/2002        200         10   open mkt sale
RS acct           02/20/2002       1900         95   open mkt sale
RS acct           02/20/2002       4600        230   open mkt sale
RS acct           02/20/2002       5400        270   open mkt sale
RS acct           02/20/2002      10000        500   open mkt sale
RS acct           02/20/2002       2500        125   open mkt sale
RS acct           02/20/2002       1900         95   open mkt sale
RS acct           02/20/2002       7600        380   open mkt sale
RS acct           02/20/2002       3200        160   open mkt sale
RS acct           02/20/2002        200         10   open mkt sale
RS acct           02/20/2002       1000         50   open mkt sale
RS acct           02/20/2002       1300         65   open mkt sale
RS acct           02/20/2002       9800        490   open mkt sale
RS acct           02/20/2002        100          5   open mkt sale
RS acct           02/20/2002       1200         60   open mkt sale
RS acct           02/20/2002       1000         50   open mkt sale
RS acct           02/20/2002      64200       3210   open mkt sale
RS acct           02/20/2002       2000        100   open mkt sale
RS acct           02/20/2002       1100         55   open mkt sale
RS acct           02/20/2002       1000         50   open mkt sale
RS acct           02/20/2002       3000        150   open mkt sale
RS acct           02/20/2002       3800        190   open mkt sale
RS acct           02/20/2002       3300        165   open mkt sale
RS acct           02/20/2002       1300         65   open mkt sale
RS acct           02/20/2002       1700         85   open mkt sale
RS acct           02/20/2002        300         15   open mkt sale
RS acct           02/20/2002       2100        105   open mkt sale
RS acct           02/20/2002       4900        245   open mkt sale
RS acct           02/20/2002       5600        280   open mkt sale
RS acct           02/20/2002       5000        250   open mkt sale
RS acct           02/20/2002       5000        250   open mkt sale
RS acct           02/20/2002       1100         55   open mkt sale
RS acct           02/20/2002       4400        220   open mkt sale
RS acct           02/20/2002       1800         90   open mkt sale
RS acct           02/20/2002        400         20   open mkt sale
RS acct           02/20/2002        500         25   open mkt sale
RS acct           02/20/2002        700         35   open mkt sale
RS acct           02/20/2002      10200        510   open mkt sale
RS acct           02/20/2002        300         15   open mkt sale
RS acct           02/20/2002        800         40   open mkt sale
DGF               02/21/2002      35000       1750   open mkt sale
Sub-advised acct  02/21/2002      28500       1425   open mkt sale
DGF               02/25/2002      45500       3185   open mkt sale
Sub-advised acct  02/25/2002       4500        315   open mkt sale
DGF               02/26/2002      29550       1773   open mkt sale
DGF               02/26/2002       5000        300   open mkt sale
DGF               02/26/2002       3100        186   open mkt sale
DGF               02/26/2002       5000        300   open mkt sale
DGF               02/26/2002       1200         72   open mkt sale
DGF               02/26/2002       1550         93   open mkt sale
Sub-advised acct  02/26/2002       4600        276   open mkt sale
DGF               02/27/2002       1450        130   open mkt sale
DGF               02/27/2002      10000        900   open mkt sale
DGF               02/27/2002       2500        225   open mkt sale
DGF               02/27/2002       7000        630   open mkt sale
DGF               02/27/2002       1750        157   open mkt sale
Sub-advised acct  02/27/2002        300         27   open mkt sale
Sub-advised acct  02/27/2002       2000        180   open mkt sale
DGF               02/28/2002       8250        577   open mkt sale
DGF               02/28/2002        850         59   open mkt sale
Sub-advised acct  02/28/2002        500         35   open mkt sale
Sub-advised acct  02/28/2002        400         28   open mkt sale
DGF               03/01/2002      12150        850   open mkt sale
DGF               03/01/2002       1500        105   open mkt sale
DGF               03/01/2002       1700        119   open mkt sale
DGF               03/01/2002       1700        119   open mkt sale
DGF               03/01/2002       2500        175   open mkt sale
DGF               03/01/2002       7500        525   open mkt sale
DGF               03/01/2002        250         17   open mkt sale
Sub-advised acct  03/01/2002       2700        189   open mkt sale
DGF               03/05/2002       2750        110   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002       3000        120   open mkt sale
DGF               03/05/2002       7000        280   open mkt sale
DGF               03/05/2002       2500        100   open mkt sale
DGF               03/05/2002       2500        100   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002       2500        100   open mkt sale
DGF               03/05/2002       7000        280   open mkt sale
DGF               03/05/2002       3300        132   open mkt sale
DGF               03/05/2002      30000       1200   open mkt sale
DGF               03/05/2002       7500        300   open mkt sale
DGF               03/05/2002       3000        120   open mkt sale
DGF               03/05/2002       4000        160   open mkt sale
DGF               03/05/2002       7500        300   open mkt sale
DGF               03/05/2002       3000        120   open mkt sale
DGF               03/05/2002       2500        100   open mkt sale
DGF               03/05/2002       7500        300   open mkt sale
DGF               03/05/2002       2500        100   open mkt sale
DGF               03/05/2002       7500        300   open mkt sale
DGF               03/05/2002       1300         52   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002       2500        100   open mkt sale
DGF               03/05/2002      13000        520   open mkt sale
DGF               03/05/2002       2500        100   open mkt sale
DGF               03/05/2002       2000         80   open mkt sale
DGF               03/05/2002       2000         80   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002      12000        480   open mkt sale
DGF               03/05/2002       7000        280   open mkt sale
DGF               03/05/2002       7500        300   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002       6000        240   open mkt sale
DGF               03/05/2002      12000        480   open mkt sale
DGF               03/05/2002      10000        400   open mkt sale
DGF               03/05/2002       7500        300   open mkt sale
DGF               03/05/2002       6000        240   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002      20000        800   open mkt sale
DGF               03/05/2002       2500        100   open mkt sale
DGF               03/05/2002       3000        120   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002       1000         40   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002       1300         52   open mkt sale
DGF               03/05/2002       2000         80   open mkt sale
DGF               03/05/2002       3000        120   open mkt sale
DGF               03/05/2002       2000         80   open mkt sale
DGF               03/05/2002        700         28   open mkt sale
DGF               03/05/2002        500         20   open mkt sale
DGF               03/05/2002        500         20   open mkt sale
DGF               03/05/2002       5000        200   open mkt sale
DGF               03/05/2002       1000         40   open mkt sale
DGF               03/05/2002       1100         44   open mkt sale
DGF               03/05/2002      39000       1560   open mkt sale
DGF               03/05/2002       2600        104   open mkt sale
DGF               03/05/2002      25000       1000   open mkt sale
DGF               03/05/2002       1550         62   open mkt sale
DGF               03/05/2002       1400         56   open mkt sale
Sub-advised acct  03/05/2002        400         16   open mkt sale
Sub-advised acct  03/05/2002       7500        300   open mkt sale
Sub-advised acct  03/05/2002        900         36   open mkt sale
Sub-advised acct  03/05/2002        500         20   open mkt sale
Sub-advised acct  03/05/2002       3800        152   open mkt sale
Sub-advised acct  03/05/2002        500         20   open mkt sale
Sub-advised acct  03/05/2002        800         32   open mkt sale
Sub-advised acct  03/05/2002        800         32   open mkt sale
Sub-advised acct  03/05/2002       1000         40   open mkt sale
Sub-advised acct  03/05/2002       1600         64   open mkt sale
Sub-advised acct  03/05/2002        800         32   open mkt sale
Sub-advised acct  03/05/2002        500         20   open mkt sale
Sub-advised acct  03/05/2002       1000         40   open mkt sale
Sub-advised acct  03/05/2002       5000        200   open mkt sale
Sub-advised acct  03/05/2002        700         28   open mkt sale
Sub-advised acct  03/05/2002       2500        100   open mkt sale
Sub-advised acct  03/05/2002       2500        100   open mkt sale
Sub-advised acct  03/05/2002        500         20   open mkt sale
Sub-advised acct  03/05/2002        600         24   open mkt sale
Sub-advised acct  03/05/2002        400         16   open mkt sale
Sub-advised acct  03/05/2002        200          8   open mkt sale
Sub-advised acct  03/05/2002       1800         72   open mkt sale
Sub-advised acct  03/05/2002        700         28   open mkt sale

CUSIP No. 857875108				13D			Page 10 of 11

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	April 2, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
General Partner
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
      Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

CUSIP No. 857875108				13D			Page 11 of 11

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	April 2, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
General Partner
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
      Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer